CARDERO RESOURCE CORP.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of CARDERO RESOURCE CORP. (the “Company”) will be held in the Port of Vancouver Room, at the Renaissance Vancouver Hotel Harbourside, 2nd Floor, 1133 West Hastings Street, Vancouver, British Columbia on Wednesday, the 8th day of May, 2007, at the hour of 2:00 p.m. (local time), for the following purposes:

1.

To receive the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2006 (with comparative statements relating to the preceding fiscal period) together with the report of the Auditors thereon;

2.

To appoint auditors and to authorize the directors to fix their remuneration;

3.

To elect directors; and

4.

To transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

Accompanying this Notice is an Information Circular dated April 3, 2007, a form of Proxy and an Annual/Interim Financial Statement and MD&A Request Form.  The accompanying Information Circular provides information relating to the matters to be addressed at the meeting and is incorporated into this Notice.

Shareholders are entitled to receive notice of and vote at the meeting either in person or by proxy.  Those who are unable to attend the meeting are requested to read, complete, sign, date and mail the enclosed form of proxy in accordance with the instructions set out in the proxy and in the Information Circular accompanying this Notice.  Please advise the Company of any change in your mailing address.

DATED at Vancouver, British Columbia, this 3rd day of April, 2007.

BY ORDER OF THE BOARD
“Henk Van Alphen” (signed)
HENK VAN ALPHEN, President & Director